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                                                                         EX 10.3

                               FIRST AMENDMENT TO
                  GENERAL SUPPORT SERVICES AND RENTAL AGREEMENT
                                   (MM&S/WULA)



         Agreement made this 1st day of January 1999 by and between WESTERN UNITED LIFE ASSURANCE COMPANY ("WESTERN") and METROPOLITAN MORTGAGE & SECURITIES CO., INC., ("METROPOLITAN") (hereinafter jointly referred to as the "Parties").

                                   WITNESSETH

         WHEREAS, pursuant to the terms of the GENERAL SUPPORT SERVICES AND RENTAL AGREEMENT (the "Agreement") between the Parties, effective as of April 1, 1998, METROPOLITAN leased to WESTERN and WESTERN leased from METROPOLITAN certain office space located at 916 W. First Avenue, Spokane, Washington;

         WHEREAS, on or about December 31, 1998, WESTERN purchased such office space from METROPOLITAN at the current market cost of such property;

         WHEREAS, on January 1, 1999, WESTERN ceased paying rental fees to METROPOLITAN for such office space; and

         WHEREAS, on January 1, 1999, METROPOLITAN began making rental fee payments to WESTERN for such office space, located at 916 W. First Avenue, Spokane, Washington.

         NOW, THEREFORE, for the foregoing reasons and in consideration of the mutual promises, covenants and agreements set forth herein, the Parties wish to amend the Agreement, in part, as follows:

Section 1, DESCRIPTION OF SERVICES, subsection (b) shall be replaced in its entirety with the following:

         "B. Office Space

         WESTERN hereby leases to METROPOLITAN certain office space at 916 W. First Avenue, Spokane, Washington. Such lease includes office furnishings and equipment as deemed desirable by METROPOLITAN and is provided on a triple net basis."

Section 2, MONTHLY FEES, subsection (a)(I) shall be replaced in its entirety as follows:

         "A. General Support Services

1. WESTERN will pay to METROPOLITAN a monthly fee for general administrative support provided by METROPOLITAN to WESTERN. METROPOLITAN will pay WESTERN a fair market value monthly rental fee of $12.00 per square foot.

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         Notwithstanding anything to the contrary in this Agreement, the fees for services performed as set forth in this Agreement will be fair and reasonable, and expenses incurred and payments received will be allocated to Western United in accordance with statutory accounting principles. The fees will be charged initially at an estimate of cost, which fees will be adjusted to reflect actual cost, as determined on an annual basis. Accounts shall be rendered at quarterly intervals or more often and shall be settled within 30 days thereafter. The obligations of each party under this Agreement to transfer payments to another party may be offset by the reciprocal obligations of such other party so that only net amount of such servicing payments shall be required to be transferred. Where the difference between estimates and actual costs are determined to be less than 3%, no actual payment will be necessary. However, this difference between the estimates and costs shall be an adjustment to the calculation of the new estimate. Where the difference between estimates and actual costs are determined to be greater than 3%, the account shall be settled within 30 days thereafter."

         This Agreement is executed the day, month and year first above written by the duly authorized officers of each Party.

METROPOLITAN MORTGAGE &                         WESTERN UNITED LIFE ASSURANCE
SECURITIES CO., INC.                            COMPANY



By  /s/ C. Paul Sandifur, Jr.                   By /s/ John Van Engelen
    -------------------------                      -----------------------
    C. Paul Sandifur, Jr.                          John Van Engelen
    Chief Executive Officer                        President